Exhibit 10.16
Board of Director Compensation, approved July 27, 2007
Board Fees.
Each director shall receive the following annual fee:
1.	Retainer — $40,000

2.	Lead director — $20,000 supplement
Equity Compensation.
Each director shall receive the following equity grants:
1.	Non-qualified stock option grant — 10,000 shares (post-split)

2.	Deferred compensation incentive match — 15% of the Board retainer deferred
Committee Fees.
Each member of the following committees shall receive the following annual fees:
1.	Audit Committee — $9,000 per year, with supplement of $20,000 for the Committee chair

2.	Other Committees — $4,000 per year for each Committee, with supplement of $10,000 for the Compensation Committee chair and $5,000 for each of the Governance Committee chair and the International Committee chair
Meeting Fees.
Each director shall receive the following fees for each meeting attended:
1.	Board meetings — $2,000 per meeting if in person or $500 if by phone conference

2.	Committee meetings — $1,500 ($2,000 for Committee Chairs) per meeting if in person or $500 if by phone conference

3.	Committee meeting supplements — if committee meeting lasts over 2 hours, increase of meeting fee to $2,500 ($3,000 for Committee Chairs) if in person or to $1,000 if by phone conference
Effective Dates.
1.	Compensation Committee chair supplemental retainer, increase from $5,000 to $10,000, effective August 1, 2007.

2.	Governance Committee chair and International Committee chair supplemental retainer, effective August 1, 2007.